Exhibit 99.1

News Release For Immediate Release

Sallie Mae Increases Price Range and Extends the Expiration Date of Cash Tender Offer to Purchase

Up to $1 Billion in Value of Shares of its Common Stock

NEWARK, Del., Feb. 25, 2021 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, announced today it is amending its previously announced tender offer (the “Offer”) to purchase up to $1 billion in aggregate purchase price of its outstanding shares of common stock, par value $0.20 per share (the “Securities”). The Offer was originally set at a single per-Security purchase price of not greater than $15.00 nor less than $13.10 per share to the seller in cash, less any applicable withholding taxes and without interest. As amended, the Offer is now set at a single per-Security purchase price of not greater than $16.50 nor less than $14.40 per share to the seller in cash, less any applicable withholding taxes and without interest. Additionally, the Company announced that it is amending the Offer to extend the Expiration Date (as defined below) from March 2, 2021 to March 10, 2021.

As the price range of the Offer has been increased as described above, stockholders who have already tendered Securities and indicated that they would be willing to sell their tendered Securities to the Company at the final purchase price determined by the Company under the Offer or whose tender is within the amended price range for purchase and who do not wish to change their tender, do not need to take any further action. All previous tenders by stockholders who did not indicate that they would be willing to sell their Securities at the final purchase price determined under the Offer and whose tender is not within the amended price range for purchase have been invalidated. Therefore, such stockholders, and any other stockholders who wish to tender their Securities in the Offer or change the number of Securities or the price at which they wish to tender such Securities in the Offer, must deliver an amended Letter of Transmittal to the depositary for the Offer on or prior to the Expiration Date.

The NASDAQ Global Select Market closing price of the Securities on Feb. 24, 2021, the last full trading day before today’s announcement, was $15.21 per share.

The Offer is made in accordance with the terms and subject to the conditions described in the Offer to Purchase, dated Feb. 2, 2021 (the “Offer to Purchase”), the Supplement to the Offer to Purchase, dated Feb. 25, 2021 (the “Supplement”) and the accompanying Amended Letter of Transmittal, dated Feb. 25, 2021, and certain other materials related thereto (together, as amended, with the Offer to Purchase and the Supplement, the “Amended Offer Materials”), as each may be amended or supplemented from time to time. The Offer will expire at 12:00 midnight, ET, at the end of the day on March 10, 2021 (the “Expiration Date”), unless the Offer is extended or earlier terminated. Tenders of Securities must be made on or prior to the Expiration Date and may be withdrawn at any time prior to the Expiration Date in accordance with the procedures described in the Amended Offer Materials. As of the close of business on Feb. 24, 2021, Computershare Trust Company, N.A., the depositary for the offer, has advised that approximately 194 Securities have been tendered and not withdrawn.

The Offer is not contingent upon the receipt of financing or any minimum number of Securities being tendered. However, the Offer is subject to a number of other terms and conditions, which are described in detail in the Amended Offer Materials.

None of the Company, its directors, the dealer managers, the information agent or the depositary makes any recommendation as to whether any stockholder should participate or refrain from participating in the Offer or as to the purchase price or purchase prices at which stockholders may choose to tender their Securities in the Offer.

The Amended Offer Materials will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies, or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. The Amended Offer Materials contain important information that holders are urged to read before any decision is made with respect to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto (including Amendment No. 1 thereto being filed with the SEC), may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: J.P. Morgan Securities LLC at (877) 371-5947 (toll-free) or Goldman Sachs & Co. LLC at (212) 902-1000 (toll-free) or (800) 323-5678 (collect). To confirm delivery of Securities, please contact D.F. King & Co., Inc., which is acting as the tender agent and information agent for the Offer, at (877) 283-0322 (toll-free) or (212) 269-5550 (banks and brokers).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE AMENDED OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE EXCHANGE ACT. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:

Rick Castellano

302.451.2541

Rick.Castellano@SallieMae.com

Investors:

Brian Cronin

302.451.0304

Brian.Cronin@SallieMae.com